Exhibit 23.1

QUALIFICATION STATEMENT -- JAMES C. BARKER

The undersigned hereby certifies that:

I am an independent consulting geologist with an office located at the following address:

James C. Barker
Cathedral Rock Ranch
35940 Highway 19
Kimberly, Oregon 97848

tele 541 934-2970
fax 541 934-2027
e-mail jcbarker@oregontrail.net

I have prepared the preceding December, 2004 report "Summary of Field Investigations – 2004, Chandalar Mining District", for Little Squaw Gold Mining Company. I am familiar with the property and have conducted these investigations as reported. Sample results reported herein were collected under my supervision.

My qualifications:

- Since 1991 I have been certified by the American Institute of Professional Geologists as a Professional Geologist (AIPG # 8205).

- Since 1991 I have been licensed by the State of Alaska as a Professional Geologist (license # G-262).

- Since 1966 I have been employed in the mining, metallurgical and petroleum industries.

- I hold a B.S. Degree of Mineral Engineering from University of Alaska.

- Between 1975 and 1991, as Supervisor of the Fairbanks Office of the U.S. Bureau of Mines, I conducted studies throughout Alaska and authored numerous reports and publications describing Alaskan mineral deposits. Several of these studies concerned deposits in the eastern Brooks Range in the vicinity of the Chandalar Mining District.

- I am a member of the Society of Economic Geology (membership #51047).

- I am a member of the B.C. and Yukon Chamber of Mines

- Since 1975 I have been a member of the Alaska Miners Association and have served on the Board of Directors and as Statewide Vice-President.

I have had no prior interest in nor have I ever held stock in any of the Chandalar properties. I am not employed by Little Squaw Gold Mining Co. other than on a contractual basis as a geological consultant.

I am not aware of any material fact or material change with respect to the subject matter of this Report that the omission to disclose would make the Report misleading.

I consent to the filing of this Report with any stock exchange or other regulatory authority and the publication or public release by them or as authorized by Little Squaw Gold Mining Co.

Signed_____________________ December 20, 2004

James C. Barker, Consulting Geologist